Exhibit 12.1

                         Anchor Advanced Products, Inc.
               Computation of Ratio of Earnings to Fixed Charges




                                                                                     Twenty-six Weeks Ended
                                                   Year Ended December 31,               June 29,  June 28,
                                        ------------------------------------------------------------------
                                          1992      1993      1994      1995      1996      1996      1997
                                          ----      ----      ----      ----      ----      ----      ----

Income before Income Tax and
  Extraordinary Item                    $ 4,237   $ 5,830   $ 3,283   $ 3,677   $ 6,217   $ 4,871   $ 2,200
Interest Expense (Fixed Charges)          5,910     5,385     5,984     8,616     8,124     3,930     4,982
                                        -------   -------   -------   -------   -------   -------   -------
  Earnings                              $10,147   $11,215   $ 9,267   $12,293   $14,341   $ 8,801   $ 7,182
                                        =======   =======   =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges         1.72      2.08      1.55      1.43      1.77      2.24      1.44